Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

March 3, 2025

Bank of Montreal,

100 King Street West,

1 First Canadian Place,

Toronto, Ontario,

Canada M5X 1A1.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of $75,000,000,000 aggregate amount of securities that may include (i) debt securities which are senior obligations (the “Senior Debt Securities”) or subordinated obligations (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”) (ii) warrants (the “Warrants”) and (iii) subscription receipts, including subscription receipts payable on an instalment basis and represented by instalment receipts (the “Receipts” and, together with the Warrants and Debt Securities, the “Securities”) of Bank of Montreal, a bank organized under the laws of Canada (the “Bank”), we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that,

(1) When the registration statement (the “Registration Statement”) has become effective under the Act, the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the respective indenture relating to each series of Debt Securities (the “Applicable Indenture”) so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Bank and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Bank, and the Debt Securities have been duly executed and authenticated in accordance with the Applicable Indenture and issued and sold as contemplated in the Registration Statement, the Debt Securities will constitute valid and legally binding obligations of the Bank, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; provided, however, that we express no opinion with respect to Section 301(b) and Section 1601(a) of the indenture relating to the Senior Debt Securities (and the corresponding provisions in the Senior Debt Securities) or with respect to the first sentence of Section 301(b) and Article Fifteen of the indenture relating to the Subordinated Debt Securities (and the corresponding provisions in the Subordinated Debt Securities), which, in each case, are governed by the laws of the Province of Ontario and the Federal laws of Canada applicable therein.

Bank of Montreal	-2-

(2) When the Registration Statement has become effective under the Act, the terms of the warrant agreements under which the Warrants are to be issued (the “Warrant Agreements”) have been duly established and the Warrant Agreements have been duly executed and delivered, the terms of such Warrants and of their issuance and sale have been duly established in conformity with the applicable Warrant Agreement and such Warrants have been duly executed and authenticated in accordance with the applicable Warrant Agreement and issued and sold as contemplated in the Registration Statement, and all of the foregoing actions are taken so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Bank and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Bank, the Warrants will constitute valid and legally binding obligations of the Bank, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(3) When the Registration Statement has become effective under the Act, the terms of the agreements under which the Receipts are to be issued (the “Receipt Agreements”) have been duly established and the Receipt Agreements have been duly executed and delivered, the terms of such Receipts and of their issuance and sale have been duly established in conformity with the applicable Receipt Agreement and such Receipts have been duly executed and authenticated in accordance with the applicable Receipt Agreement and issued and sold as contemplated in the Registration Statement, and all of the foregoing actions are taken so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Bank and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Bank, the Receipts will constitute valid and legally binding obligations of the Bank, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any Registration Statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

Bank of Montreal	-3-

We note that, as of the date of this opinion, a judgment for money in an action based on a Security denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Security is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of a Security denominated in a foreign currency, a state court in the State of New York rendering a judgment on such Security would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the Security is denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. In rendering the foregoing opinion, we have relied as to certain factual matters on information obtained from public officials, officers of the Bank and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Bank is duly organized, validly existing and in good standing under the laws of Canada, that each Applicable Indenture, Warrant Agreement and Receipt Agreement was duly authorized, executed and delivered by the Bank insofar as the laws of Canada are concerned and that all corporate action by the Bank related to the Securities was or will be duly authorized as a matter of Canadian law.

Also, we have assumed, without independent verification, that the Applicable Indentures have been duly authorized, executed and delivered by the Trustee thereunder, that all other governing documents under which the Securities are to be issued, as well as the Warrant Agreement and Receipt Agreements, if applicable, will have been duly authorized, executed and delivered by all parties thereto other than the Company and that the signatures on documents examined by us are genuine.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Validity of the Securities” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP